Exhibit 99.1

Letter to our shareholders:	January 2011
Highlights:
•	Improved earnings for 2010 — Net Income increased 31.5% on a per share basis

•	Dividend payments totaled $1.28 per share for 2010

•	Stock Repurchase Program extended
As discussed with our staff, a great community bank needs to be very good at serving our shareholders, our employees, our customers, and our communities. Our objective is to have the appropriate balance in these areas to be that great community bank.
I am pleased to report that Croghan had net income totaling $1,032,000, or $.61 per share, during the fourth quarter 2010. For the year, net income for 2010 is $4,024,000, or $2.38 per share. This represents an increase of $918,000 over 2009 net income or an increase of $.57 (31.5% on a per share basis).
I am also pleased to report that on December 14, 2010, your Board of Directors declared a cash dividend of $.32 per share, payable on January 31, 2011, to shareholders of record as of January 14, 2011.
On January 11, 2011, the Board of Directors approved an extension of Croghan’s stock repurchase program for an additional six months commencing on February 1, 2011. Since the February 2002 inception of the stock repurchase program, Croghan has repurchased a total of 245,791 common shares.
I encourage anyone who wants to participate in the Dividend Reinvestment Plan to enroll today. You can view the Dividend Reinvestment Plan Summary and print an enrollment authorization card at the “Investor Relations-Shareholder Information” section of our website at www.croghan.com. You can also obtain this information from the website of our Transfer Agent, Registrar and Transfer Company, at www.rtco.com or by contacting them at 1.800.368.5948.
Now that I have completed five months as President and CEO of The Croghan Colonial Bank, I continue to be encouraged that we can be that great community bank we desire to be. Thank you to our shareholders, our employees, our customers, and our communities for your support during 2010, and I am enthused about the possibilities 2011 will bring.
Rick Robertson
President & CEO

Newsletter Financial Information

	Year Ended	Year Ended
	12/31/10	12/31/09

Financial Information (unaudited)

Interest income	$22,739,000	$23,926,000
Interest expense	5,085,000	6,275,000

Net interest income	17,654,000	17,651,000

Provision for loan losses	1,675,000	3,000,000

Net interest income after provision for loan losses	15,979,000	14,651,000

Non-interest income	3,780,000	3,588,000
Non-interest expenses	14,732,000	14,181,000

Income before federal income taxes	5,027,000	4,058,000

Federal income taxes	1,003,000	952,000

Net income	$4,024,000	$3,106,000

Average common shares outstanding	1,692,307	1,719,509

Per Share Data

Net income	$2.38	$1.81
Cash dividends	$1.28	$1.28
Book value	$33.71	$32.75
Closing price	$24.05	$22.90

Financial Ratios

Return on average assets	0.82%	0.66%
Return on average equity	7.03%	5.56%
Net interest margin	4.01%	4.14%
Loans to deposits	76.35%	87.53%
Allowance for loan losses to total loans	1.69%	1.37%

Period End Balances	As of 12/31/2010	As of 12/31/2009

Total assets	$489,727,000	$481,988,000
Loans	$293,305,000	$324,484,000
Deposits	$384,157,000	$370,719,000
Stockholders’ equity	$56,513,000	$56,127,000

Common shares outstanding	1,676,380	1,713,877